Exhibit 10.1

GUARANTY AGREEMENT

This Guaranty Agreement (this “Guaranty”), dated as of November __, 2011, is entered into by Juhl Wind, Inc., a Delaware corporation (“Guarantor”), in favor of and for the benefit of Geo Investors Renewable Infrastructure Fund, LP, a Delaware limited partnership (“Investor”).

RECITALS:

A.           Investor is contemplating an investment in Juhl Valley View, LLC, a Delaware limited liability company (“JVV”), and upon making an investment in JVV, Investor will become a Member thereof (as such term is defined in JVV’s Limited Liability Company Agreement (“Operating Agreement”)).

B.           JVV is an owner of Valley View Wind Investors, LLC (“VVWI”), which in turn is the 99% owner of Valley View Transmission, LLC (“VVT”), the owner of that certain 10MW wind farm located in Murray County Minnesota and commonly known as the Valley View Wind Farm (the “Project”).

C.           As part of the Project, Gamesa Wind US, LLC (“Gamesa”) has provided certain warranties and guarantees with respect to the Project’s turbines for a period of 5 years from the Average Commissioning Turbine Date (as such term is defined in the Turbine Supply Agreement by and between Gamesa and VVT) (“Current Turbine Warranty”).  Investor is seeking reassurance that the Project’s turbines will continue to have parts and labor warranty coverage once the Current Turbine Warranty has expired.

D.           As part of the Operating Agreement, certain Members thereof (i.e. the Preferred Members (as defined therein)) are entitled to guaranteed payments as specified therein, and Investor is seeking reassurances that JVV will have the funds to pay such guaranteed payments to Investor (the “Guaranteed Payments”).

E.           Pursuant to Section 11.4 of the Operating Agreement, the Preferred Members have the right to require JVV to repurchase the equity owned by such Preferred Members on the terms specified therein (the “Put Right”), and Investor is seeking reassurance that JVV will have the funds to repurchase such equity from Investor as required.

F.            Investor as part of its ownership in JVV is seeking access to the management meetings and decisions of JVV, VVWI and VVT.

G.           Guarantor, as an affiliate of JVV and as the parent company of a Member thereof, will directly and/or indirectly benefit from an investment by the Investor in JVV.

NOW THEREFORE, based on the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Investor to invest in JVV, Guarantor hereby covenants and agrees as follows:

1.           Capitalized terms used in this Guaranty and not otherwise defined herein shall have the meanings assigned to them in the Operating Agreement.

2.      Guaranty.  Subject to the provisions hereof:

(a)           Guarantor hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, that should Gamesa fail to extend the parts and labor warranty on the Project turbines after the Current Turbine Warranty expires, Guarantor shall agree to provide or secure a warranty for an additional period not to exceed five years on the parts and labor to assure proper operation of such turbines at a price substantially equivalent to the then-current industry rate for providing such warranty, which warranty shall provide substantially the same parts and labor warranty coverage as the Current Turbine Warranty.

(b)           Guarantor hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the timely payment of any and all Guaranteed Payments required to be paid  to Investor under the Operating Agreement as and when due.

(c)             Guarantor hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the timely payment of any and all amounts payable upon exercise of a Put Right by Investor; provided, however, that Guarantor shall have up to six months from the date that JVV fails to pay the purchase price for the Put Right (“Put Right Payment”) to make such Put Right Payment, and should Guarantor fail to make the Put Right Payment within such six month period, the principal amount owed by Guarantor to Investor shall be increased by an additional 10%.

(d)           The aggregate amount payable under this Guaranty shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00) plus any amounts payable under Section 7 below.

(e)           Guarantor shall use commercially reasonable efforts to have Investor invited or provided access to all meetings or copies of written consents of the Board of Managers of JVV, VVWI and VVT, including, without limitation, by requesting that Investor or a representative thereof be elected as a manager of such entity, be granted formal observer rights, be granted informal observer rights, or otherwise provided with copies of all minutes or written consents from such meetings, to the extent that such information is not deemed confidential.  Notwithstanding the foregoing, any such access shall be subject to the approval of the members and management of each such respective entity, and as such, is not a guarantee of same, but instead, Guarantor’s commitment to seek same on behalf of Investor.

(f)            The liability of Guarantor under this Guaranty shall be terminated automatically and this Guaranty shall be of no further force and effect upon the earliest to occur of (i) 10 years and 30 days from the date of this Guaranty or (ii) the securing of parts and labor warranty coverage for the Project turbines for a period of an additional five years in excess of the Current Turbine Warranty, the full and indefeasible payment of the entire Capital Account of Investor and all Guaranteed Payments required to be paid to Investor for a period of 10 years from the date hereof and the expiration or exercise of the Put Right for Investor.

3.           Demands and Notice.  A demand made by Investor upon Guarantor under Section 2 hereof (hereinafter referred to as a “Demand”) shall be in writing and shall briefly specify the default being alleged and the action being requested or the amount of the payment due thereunder, with a specific statement that Investor is calling upon Guarantor to pay or act under this Guaranty.

4.           Effect of Advancement of Funds.  In addition to the items set forth in Section 2 hereof, and notwithstanding that JVV shall have complied with all of its payment obligations to Investor, should Guarantor (or any of its subsidiaries or affiliates) be subsidizing Guaranteed Payments to Investor (each, an “Advancement”) for a period in excess of one year (“Advancement Period Threshold”), then Guarantor (collectively with its subsidiaries and affiliates) shall maintain a Positive Tangible Net Worth in an amount at least equal to the full amount of the remaining Guaranteed Payments (up to ten years) (“Advancement Reserve”).  For purposes of clarity, the required Advancement Reserve shall not in and of itself serve as a prohibition on the ability of Guarantor to take on additional debt or to have liens placed on the assets of Guarantor.  As used herein, “Positive Tangible Net Worth” is calculated by taking a Guarantor's total assets and subtracting its current liabilities, long term liabilities and contingent liabilities, all calculated in accordance with generally accepted accounting procedures, consistently applied.

Notwithstanding the foregoing, it shall not be an Advancement if Guarantor (or any of its subsidiaries or affiliates) is using funds which have previously been paid to Guarantor in respect of its equity interest in JVV (e.g. via a dividend or distribution) to pay Investor.

Should a force majeure event occur, the force majeure event shall be excluded, in all respects, from the determination of the Advancement Period Threshold.

Subject to the foregoing, should Advancements continue for a period in excess of the Advancement Period Threshold, Guarantor may, in lieu of establishing the Advancement Reserve, utilize its call right set forth in Section 8 hereof.  Should Advancements continue for a period in excess of the Advancement Period Threshold, Investor shall at its option have the immediate ability to exercise its Put Right.

For purpose of confirming the amount of the Advancement Reserve, Investor shall look to Guarantor’s public filings, or if Guarantor is no longer a publicly traded company, Investor shall have the right on a quarterly basis to audit the books and records of Guarantor to confirm the information reported by Guarantor.  Any such audits shall be at Investor’s expense.

5.             Representations and Warranties.  Guarantor represents and warrants that:

(a)           it is a corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;

(b)           no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty;

(c)           this Guaranty has been duly authorized by all necessary corporate action, has been duly executed and delivered, and constitutes a valid and legally binding agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity;

(d)           There are no pending bankruptcy or like proceedings against or involving Guarantor, or, to the best of the undersigned's knowledge, threatened bankruptcy or like proceedings against or involving Guarantor, under the United States Bankruptcy Code or any chapter thereof or any like statute, state or federal;

(e)           Guarantor is not in default in the payment of the principal of or interest on any of its indebtedness for borrowed money in excess of 5% of its then current total liabilities, and is not in material default under any instrument or agreement under and subject to which any such indebtedness for borrowed money has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which, with the lapse of time or the giving of notice, or both, would constitute an event of default;

(f)           Guarantor has capital sufficient to carry on its business.  Guarantor is solvent (i.e., the fair market value of its assets exceed its debts) and able to satisfy its debts as they mature.  Guarantor now owns property having a value, both at fair valuation and at present fair salable value, greater than the amounts required to pay Guarantor's debts.  Notwithstanding the foregoing, Investor acknowledges that Guarantor intends to secure one or more additional lines of credit and/or sell additional equity in the regular course of its business in order to provide additional capital to operate and/or expand its business.  The creation of the additional debt instruments and/or sale of equity shall not constitute a breach of this representation and warranty so long as the other covenants of this Guaranty continue to be observed.

(g)           All Financial Statements of Guarantor submitted to the Investor have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of Guarantor and the results of the operations for Guarantor as of such date and for the periods indicated. Since the June 30, 2011 financial statement submitted by Guarantor to the Investor, there has been no material change in the financial condition or in the assets or liabilities of Guarantor which will affect the performance of its obligations hereunder; and

(h)           The representations of Subsections (d) and (f) of this Section 5 shall survive until the expiration of the Put Right of the Investor as set forth in the Operating Agreement.

6.             Covenants of Guarantor.

(a)           Tangible Net Worth.  As of the end of each of its fiscal quarters beginning with the Effective Date of the Guaranty Agreement, Guarantor (collectively with its subsidiaries and affiliates) shall maintain a Positive Tangible Net Worth.  For purposes of clarity, the foregoing shall not prohibit Guarantor from securing one or more additional lines of credit or from granting security interests in Guarantor’s assets, in which case the assets shall continue to be treated as assets for purposes of this Section 6(a).

(b)           Pledge of Ownership in JVV.  Guarantor agrees, as security for the prompt and complete payment and performance when due of its obligations hereunder, to assign, grant and pledge to, and subject to a continuing security interest in favor of Investor of all the rights, title and interest of Guarantor in and to Juhl Wind Asset Investment, Inc.’s equity holdings in JVV (the “Collateral”).   So long as no breach has occurred and is continuing, Guarantor reserves the right to, and shall be entitled to, (i) use and possess the Collateral (except to possess any certificates representing the securities), (ii) exercise all of its rights in respect of the Collateral and (iii)  receive all income and other distributions from the Collateral.

Notwithstanding the foregoing, the pledge shall be released and the Collateral shall be returned to Guarantor under the following circumstances: (i) if Guarantor offers at any time to make an advancement in the aggregate amount of one half of the outstanding Class A Guaranteed Payment or (ii) if Guarantor offers at any time to pay off Investor in full.

(c)           Creation of Reserve.  Should this Guaranty remain in effect nine years from the date of execution, Guarantor shall directly and/or shall cause JVV to begin to create a reserve (“Reserve”) for any and all payments due to Investor in connection with the Put Right or other Guaranteed Payments on the date that is ten years from the date hereof (collectively, the “10 Year Payments”) with the amount of such Reserve (which may include funds from both Guarantor and/or JVV) being equal to at least the following:

Time Prior to 10 years	Minimum Amount of Reserve
4 quarters	10% of 10 Year Payments
3 quarters	25% of 10 Year Payments
2 quarters	50% of 10 Year Payments
1 quarter	75% of 10 Year Payments

7.           Failure to Pay.  In the event of Guarantor’s failure to pay any amount due hereunder, which breach has not been cured within 30 days of receipt of written notice from Investor notifying Guarantor of such breach, and such breach remains ongoing, Investor shall have the following remedies:

(a)           The Put Right set forth in Section 11.4 of the Operating Agreement shall become immediately vested;

(b)           Investor shall have the right, at its election, but not the obligation, to do any of the following:  (i) vote or exercise any and all of Guarantor’s rights or powers by virtue of ownership of the Collateral; (ii) sell or otherwise dispose of any or all of the Collateral; or (iii) exercise any other or additional rights or remedies granted to a secured party under the UCC.  The above notwithstanding, if Investor elects to utilize any of the above rights with respect to the Collateral, Guarantor shall be entitled to offer to pay off Investor in full, and in response thereto, regardless if Investor accepts such offer, Investor shall immediately release its security interest in the Collateral, return the Collateral to Guarantor and shall no longer possess any security rights therein.

8.       Call Right.

(a)           Guarantor or JVV (as determined by Guarantor) shall have the option to require Investor to sell all, but not less than all, of the equity interests held by Investor in JVV (the “Call”) at any time when Guarantor is called upon to (i) make any payments to Investor hereunder or (ii) specifically reserve funds for the benefit of Investor in accordance with the terms hereof.  By way of clarification, the Call shall not be triggered by a mere advancement of funds from Guarantor to JVV.  The Call may be exercised, if at all, by giving written notice to Investor of the intent to exercise the Call (the “Call Notice”), which notice shall provide for a closing (the “Call Closing”) no more than sixty days following the date of the Call Notice, unless otherwise agreed by the parties.

(b)           If the Call is exercised, the purchase price for Investor’s equity interests in JVV shall be the amount paid by Investor for such interest less any amount previously paid to the Investor in excess of any guaranteed payments or distributions, including the Guaranteed Payments that have already been declared, plus the remaining amount of Guaranteed Payments which Investor would have been entitled to receive over the initial ten year period if the Call had not been exercised.

(c)           At the closing, Investor shall deliver to Guarantor or JVV (as applicable) a duly executed and acknowledged instrument of assignment that must transfer the equity interests free and clear of all liens, claims, charges, security interests and encumbrances.  At the closing of the purchase of the equity interests, payment of the purchase price shall be made in U.S. currency by cash or delivery of a certified check or bank draft payable to the order of Investor or by wire transfer to Investor.

9.            Amendment of Guaranty.  No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except by a writing signed by the party/ies to be bound thereby.

10.           Expenses.  Guarantor agrees to pay, or cause to be paid, on demand, and to save Investor harmless against liability for, any and all costs and expenses (including fees and disbursements of counsel) incurred or expended by Investor in connection with the enforcement of or preservation of any rights under this Guaranty.

11.           Waivers.

(a)           Guarantor hereby waives (i) notice of acceptance of this Guaranty; (ii) presentment and demand concerning the liabilities of Guarantor, except as expressly hereinabove set forth; (iii) any right to require that any action or proceeding be brought against any other person; (iv) any right to require that Investor seek enforcement of any performance against any other person, prior to any action against Guarantor under the terms hereof; and (v) to the fullest extent permitted by law, any defenses which limit the liability of or exonerate guarantors or sureties.

(b)           Except as to applicable statutes of limitation, no delay of Investor in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder.

12.           Notice.  Any Demand, notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, recognized overnight courier or by telecopier or electronic mail, receipt acknowledged, to the address set forth on the signature page hereto for such party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  Any party hereto may change any address to which Notice is to be given to it by giving notice of such change of address as provided above.

13.           Force Majeure.  Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused by fire, flood, earthquake, elements of nature or acts of God, riots, terrorism, civil disorders, rebellions or revolutions in any country, or any other similar cause beyond the reasonable control of such party; and provided the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means (any such event for which a party is not liable for default or delay in the performance of its obligations).  In the event of a force majeure event lasts in excess of 120 days, the parties shall cooperate in an effort to permit the resumption of payments notwithstanding the occurrence of any force majeure.

14.           Miscellaneous.  THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  Each party hereto hereby submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in Minneapolis, Minnesota for the resolution of disputes hereunder. This Guaranty shall be binding upon Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Investor and its successors and assigns.  The Agreement and this Guaranty embody the entire agreement and understanding between Guarantor and Investor and supersede all prior agreements and understandings relating to the subject matter hereof.  The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof.  This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Guarantor may assign its rights and obligations under this Guaranty (i) to any affiliate of Guarantor, provided that the creditworthiness of such affiliate is equivalent or better than that of Guarantor (as of the date of this Guaranty), or (ii) to any Person (as such term is defined in the Operating Agreement) that succeeds to all or substantially all of Guarantor’s business by way of merger, sale of assets or otherwise, without, in either case, the consent of any other party.

[Signatures on Next Page]

EXECUTED as of the day and year first above written.

GUARANTOR:

JUHL WIND, INC.

By:
Name:
Title:

Address:
996 190th Avenue
Woodstock, MN 56186
Fax: 507.777.4344

ACCEPTED:

INVESTOR:

GEO INVESTORS RENEWABLE INFRASTRUCTURE FUND, LP

By:
Name:
Title:

Address:

Fax: